Exhibit 99.1
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Press Release                                              FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                              THIRD QUARTER RESULTS


     Spencer, Indiana - (May 10, 2004) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the third quarter and nine months ended March 31, 2004.

     Third Quarter Highlights:
     -------------------------
     o    Interest expense decreased 27% to $360,000;
     o    Write-down of investments totaled $178,000;
     o    Tax expense dropped $186,000;
     o    Net income fell 49% to $48,000.


     Nine Months Highlights:
     -----------------------
     o    Interest expense decreased 26% to $1,184,000;
     o    Non-interest income declined 80% to $14,000;
     o    Foreclosure costs more than doubled to $158,000;
     o    Net income fell 7% to $259,000.

     For the quarter ended March 31, 2004, the Company reported a 49% decrease in earnings compared to the same period in 2003. Net income for the fiscal third quarter was $48,000, or $.04 per share, including a $178,000 expense to recognize impairment of equity securities. Also affecting net earnings, corporate tax liability was reduced through elimination of previously established deferred tax asset valuation reserves in the amount of $68,000. For the same period last year, net income was $94,000 or $.07 per share.

     Excluding the charge for impaired assets and elimination of the $68,000 valuation reserve (all of which totaled $40,000 net of tax), the Company earned $88,000 or $.07 per share from operations for the quarter-ended March 31, 2004.

     Interest income decreased $124,000 or 10% for the three months ended March 31, 2004, compared to the same period in 2003. Interest from loans decreased $102,000 or 9% to $1.1 million. This decrease resulted from a lower volume of loans outstanding and a lower effective yield on loans.

     The decrease in interest income was more than offset by lower interest expense. Interest expense for deposits and borrowings decreased $134,000 or 27% to $360,000. Maturity of higher rate certificates of deposit and borrowings during an extended period of low interest rates has produced several consecutive quarters of declining interest expense. The Company's cost of funds fell 70 basis points to 2.81% for the quarter ended March 2004 from 3.51% a year earlier.

     The Company's net interest margin for the quarter ended March 31, 2004 increased to 5.5%, compared to 5.0% for the quarter ended March 31, 2003. Net interest income before the provision for loan losses increased 1% to $761,000 for the three months ended March 31, 2004, compared to $751,000 a year earlier.

         Loan loss provisions for the third fiscal quarter totaled $60,000. Loan loss provisions for the year-earlier period were $65,000. A regular assessment of loan loss allowance adequacy indicated that these provisions were required to maintain an appropriate allowance level. The volume, composition and quality of the loan portfolio, as well as actual loan loss experience, will influence the need for future loss provisions.

     Based on new detailed guidance contained in a recently released Consensus of the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force on accounting for impairment of debt and equity securities, all of the Company's equity securities were reduced to fair value as of March 31, 2004. Although the new impairment guidance is effective for reporting periods beginning after June 15, 2004, management's consideration of relevant "impairment indicators" weighed on the side of current period recognition that these investments are other-than-temporarily impaired. The impairment recorded in the third quarter ended March 31, 2004 amounted to $178,000 compared to no reported gains or losses on securities during the year-earlier period. As a result, non-interest income was negative $132,000 for third quarter 2004.

     Excluding the charge for impaired assets, other non-interest income decreased 38% to $47,000 from $75,000 for the year-earlier period. Due to a lack of land sales, no gain was reported on sale of real estate held for investment for the three months ended March 31, 2004. Gain on sale of real estate held for investment was $5,000 for the same period last year.

     Non-interest expense increased 7% to $643,000 from $603,000 for the quarter-ended March 31, 2003. Foreclosure related expense for acquisition, repair and disposition of repossessed property more than doubled to $73,000 for third quarter 2004 compared to $33,000 for the year-earlier period. In addition, modest increases in several other expense categories, contributed to this overall increase in non-interest expense.

     Tax benefits of capital losses recognized during the quarter ended March 31, 2004, combined with tax benefits from the elimination of a previously established valuation reserve, resulted in a $186,000 decrease in tax expense compared to the year-earlier period.

     For the nine-month period ended March 31, 2004, net income decreased 7% to $259,000, or $.20 earnings per share, including a $178,000 expense to reduce the carrying value of equity securities. For the year-earlier period, net income was $279,000 or $.21 diluted earnings per share. Net income for the nine months ending March 31, 2003 also included a $178,000 charge to recognize the reduced value of equity securities.

     Excluding these charges for impaired assets and the $68,000 valuation reserve reduction, the Company earned $299,000 or $.23 per share for the nine months ended March 31, 2004, compared to $304,000 or $.23 per share for the same period a year earlier.

     Interest income decreased 13% to $3.4 million from $3.9 million. Most of this decrease was due to a contraction in loans outstanding and a lower average yield on earning assets compared to the same nine-month period a year earlier. Lower interest rates led to a decline in interest expense which only partially offset a $495,000 decline in total interest income. Net interest income before the provision for loan losses decreased $79,000 or 3% to $2.3 million. Interest expense for deposits decreased $244,000 or 27% while interest expense for borrowings decreased $172,000 or 25%. Loan loss provisions were unchanged at $180,000 for the two nine-month periods ended March 31, 2004 and 2003. These loan loss provisions reflect management's assessment of various risk factors including, but not limited to, the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income was $14,000 for the first three quarters of fiscal 2004, compared to $71,000 for the same period a year earlier. For the nine months ended March 31, 2004, gain on sale of real estate acquired for development decreased 56% to $31,000 from $71,000 for the year-earlier period. Year-to-date non-interest income for both periods was unusually low due to identical $178,000 charges for impaired assets.

     Non-interest expense increased $68,000 or 4% to $1.9 million for the nine-month period ended March 31, 2004. Foreclosure related expenses incurred to acquire, repair and dispose of repossessed loan collateral increased $82,000 to $158,000 compared to the same period a year earlier. Partially offsetting these increases, salaries and employee benefits decreased $21,000 or 2%. Also, computer processing fees and net occupancy expenses declined $39,000 or 13%.

     Tax benefits of capital losses recognized during the third quarter ended March 31, 2004, combined with tax benefits from the elimination of a valuation reserve established in the prior year, resulted in a $185,000 decrease in tax expense compared to the year-earlier period.

     At March 31, 2004, total assets were $59.7 million. Loan repayments and pre-payments on mortgage-backed securities decreased total assets 3% or $2.0 million since June 30, 2003. During that nine-month period, loan repayments slightly outpaced new originations and reduced outstanding loans 1% to $48.2 million from $48.8 million. During the same period, investments available for sale fell $651,000 or 23%. Cash and cash equivalents decreased 21% to $3.7 million compared to nine months earlier.

     Loans delinquent 90 days or more increased to $747,000 or 1.6% of total loans at March 31, 2004, compared to $520,000 or 1.1% of total loans at June 30, 2003. At March 31, 2004, non-performing assets were $1.5 million or 2.6% of total assets, compared to $1.1 million or 1.8% of assets at June 30, 2003. Non-performing assets included $789,000 in Real Estate Owned ("REO") and other repossessed properties at March 31, 2004, compared to $608,000 nine months earlier.

     The allowance for loan losses increased $69,000 or 22% to $386,000 from $316,000 at June 30, 2003. Net loan losses for the three-quarter period ended March 31, 2004 were $111,000, compared to $165,000 for the year-earlier period. Periodic provisions to loan loss allowances reflect management's view of risk in the Company's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans and loan delinquency trends. Management considered the level of loan loss allowances at March 31, 2004 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits changed less than 1% from totals reported nine months earlier. At March 31, 2004 deposits totaled $38.2 million compared to $38.5 million at June 30, 2003. Borrowings decreased 13% to $14.0 million at March 31, 2004 from $16.0 million nine months earlier.

     Shareholders' equity was $7.1 million or 11.8% of total assets at March 31, 2004. The Company's book value per share was $5.21 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during the first three quarters of fiscal 2004 included net income, three quarterly cash dividends totaling $.09 per share, a $121,000 net decrease in unrealized loss on securities available for sale, and the amortization of costs associated with stock-based employee benefit plans.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
                                   (Unaudited)
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED MARCH 31:                        2004              2003
                                                        ----              ----
Net Interest Income ...........................            $761             $751
Provision for Loan Losses .....................              60               65
Non-interest Income ...........................            (132)              75
Non-interest Expense ..........................             643              603
Income Tax ....................................            (122)              64
Net Income ....................................              48               94

Basic and Diluted Earnings Per Share: .........            $.04             $.07
Average Shares Outstanding - Basic ............       1,313,433        1,295,574
Average Shares Outstanding - Diluted ..........       1,338,160        1,304,007

FOR NINE MONTHS ENDED MARCH 31:                         2004               2003
                                                        ----               ----
Net Interest Income .........................           $2,250            $2,330
Provision for Loan Losses ...................              180               180
Non-interest Income .........................               14                71
Non-interest Expense ........................            1,904             1,835
Income Tax ..................................              (79)              107
Net Income ..................................              259               279

Basic Earnings Per Share: ...................             $.20              $.22
Diluted Earnings Per Share: .................             $.20              $.21
Average Shares Outstanding - Basic ..........        1,307,500         1,291,614
Average Shares Outstanding - Diluted ........        1,329,595         1,296,255


                                                        March 31,       June 30,
                                                           2004           2003
                                                           ----           ----
Total Assets .....................................       $59,716        $61,671
Total Loans ......................................        48,200         48,816
Allowance for Loan Losses ........................           386            316
Total Deposits ...................................        38,224         38,539
Borrowings .......................................        14,000         16,000
Shareholders' Equity .............................         7,067          6,721

Non-Performing Assets ............................         1,536          1,128
Non-Performing Loans .............................           747            520

Non-Performing Assets to Total Assets ............          2.57%          1.83%
Non-Performing Loans to Total Loans ..............          1.55           1.07

Book Value Per Share* ............................         $5.21          $4.96


*Based on 1,356,050 shares at March 31, 2004 and June 30, 2003.